                      UNITED STATES                      OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION        OMB Number  3235-0145
                 WASHINGTON, D.C. 20549              Expires: December 31,1997
                                                     Estimated average burden
                                                     hours per response... 14.90

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.)*


                               Brown Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   115657108
                     -------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 OF 11 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 115657108                   13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None, except through its direct, wholly-owned subsidiaries, NM Capital Management, Inc., John Hancock Advisers, Inc. and Tucker Anthony Incorporated.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      See line 9, above.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC, BD, IA, HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              PAGE 2 OF 11 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 115657108                   13G                PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 1,659,428 : 1,585,228 through its indirect, wholly-owned subsidiary. NM Capital Management, Inc., 72,000 through its indirect, wholly-owned subsidiary John Hancock Advisers, Inc., and 2,200 through its indirect, wholly-owned subsidiary, Tucker Anthony Incorporated.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.3% as stated in line 9, above.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 3 OF 11 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 115657108                   13G                PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Asset Management
      I.R.S. No. 04-3279774
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commomwealth of Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,657,228 : 1,585,228 through its indirect, wholly-owned subsidiary, NM Capital Management, Inc. and 72,000 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.2% as stated in line 9, above.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 4 OF 11 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 115657108                   13G                PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commomwealth of Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,657,228 : 1,585,228 through its direct, wholly-owned subsidiary, NM Capital Management, Inc. and 72,000 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 5 OF 11 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 115657108                   13G                PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NM Capital Management, Inc.
      I.R.S. No. 85-0268885
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New Mexico

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            695,691

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,585,228

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,585,228

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 6 OF 11 PAGES

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

          Item 1(a) Name of Issuer:
                    --------------
                    Brown Group, Inc.

          Item 1(b) Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------
                    P.O. Box 29
                    St. Louis, MO 63166

          Item 2(a) Name of Person Filing:
                    ----------------------
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

          Item 2(b) Address of the Principal Offices:
                    ---------------------------------
                    The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

          Item 2(c) Citizenship:
                    ------------
                    JHMLICO, JHAM, and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

          Item 2(d) Title Class of Securities:
                    --------------------------
                    Common Stock

          Item 2(e) CUSIP Number:
                    -------------
                    115657108

          Item 3    If the Statement is being filed pursuant to Rule 13d-1(b),
                    ----------------------------------------------------------
                    or 13d-2(b), check whether the person filing is a:
                    --------------------------------------------------

                    JHMLICO: (a) (X) Broker or Dealer registered under (S)15 of the Act.
                             (c) (X) Insurance Company as defined in (S)3(a)(19)
                                     of the Act.

                              PAGE 7 OF 11 PAGES

                    (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

                    (g) (X)   Parent Holding Company, in accordance with
                              (S)240.13d-1(b)(ii)(G).

          JHSI      (g) (X)   Parent Holding Company, in accordance with
                              (S)240.13d-1(b)(ii)(G).

          JHAM      (g) (X)   Parent Holding Company, in accordance with
                              (S)240.13d-1(b)(ii)(G).

          TBFG      (g) (X)   Parent Holding Company, in accordance with
                              (S)240.13d-1(b)(ii)(G).

          NM        (e) (X)   Investment Adviser registered under (S)203 of the
                              Investment Advisers Act of 1940.

Item 4    Ownership:
          ---------

          (a)  Amount Beneficially Owned:    NM beneficially owns 1,585,228
               -------------------------
               shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940 and a direct, wholly-owned subsidiary of TBFG, beneficially owns 72,000 shares of Common Stock. Through their parent-subsidiary relationship to NM and JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

               The JHA shares are held by the:
               John Hancock Special Value Fund, an open-end diversified management company registered under (S)8 of the Investment Company Act. Under an Advisory Agreement dated October 1, 1993, JHA has beneficial ownership of the 68,000 shares held in the fund.
               John Hancock Institutional Series Trust - John Hancock Fundamental Value Fund an open-end diversified management company registered under (S)8 of the Investment Company Act. Under an Advisory Agreement dated April 3, 1995, JHA has beneficial ownership of the 4,000 shares held in the fund.

               In addition to the shares beneficially owned by NM and JHA, Tucker Anthony Incorporated ("TA") a Broker/Dealer registered under (S)15 of the Securities Exchange Act of 1934, has beneficial ownership of 2,200 shares held in customer accounts. Through their parent-subsidiary relationship to TA, an indirect, wholly-owned subsidiary, JHMLICO and JHSI have indirect, beneficial ownership of the TA shares.

          (b)  Percent of Class:
               ----------------
               JHSI - 9.3%
               TBFG - 9.2%
               NM   - 8.8%
               JHA  -  .4%

          (c)  (i)  sole power to vote or to direct the vote:
                    NM   - 695,691 Shares
                    JHA  -  72,000 Shares
                    TA   -   2,200 Shares


                              PAGE 8 OF 11 PAGES

                         (ii)      Shared power to vote or to direct the
                                   vote: -0-

                         (iii) sole power to dispose or to direct the disposition of:
                                   NM - 1,585,228 Shares
                                   JHA-    72,000 Shares
                                   TA       2,200 Shares

                         (iv) shared power to dispose or to direct the disposition of: -0-

Item 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------
          Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------
          See Item 4(a).

Item 7    Identification and Classification of the Subsidiary which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------
          See Items 2(a), 3 and 4.

Item 8    Identification and Classification of Members of the Group:
          ---------------------------------------------------------
          Not applicable.

Item 9    Notice of Dissolution of a Group:
          --------------------------------
          Not applicable.

Item 10   Certification:
          -------------
          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              PAGE 9 OF 11 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:   John T. Farady
                                           -------------------------------------
Dated:  February 1, 1996              Title:  Senior Vice President & Treasurer
      ------------------                    ------------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:   John T. Farady
                                           -------------------------------------
Dated:  February 1, 1996              Title:  Senior Vice President & Treasurer
      ------------------                    ------------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                          --------------------------------------
                                      Name:   James H. Young
                                           -------------------------------------
Dated:   January 1, 1996              Title:  Secretary
      ------------------                    ------------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:   Susan S. Newton
                                           -------------------------------------
Dated:   January 2, 1996              Title:  Vice President
      ------------------                    ------------------------------------


                                      NM CAPITAL MANAGEMENT, INC.

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:   Susan S. Newton
                                           -------------------------------------
Dated:   January 2, 1996              Title:  Assistant Secretary
      ------------------                    ------------------------------------

                              PAGE 10 OF 11 PAGES

                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Management, Inc. agree that the initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Brown Group, Inc. is filed on behalf of each of them.


                                    JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                    By: /s/ John T. Farady
                                        --------------------------------------
                                    Name:   John T. Farady
                                         -------------------------------------
Dated:  February 1, 1996            Title:  Senior Vice President & Treasurer
      ------------------                  ------------------------------------


                                    JOHN HANCOCK SUBSIDIARIES, INC
                                    By: /s/ John T. Farady
                                        --------------------------------------
                                    Name:   John T. Farady
                                         -------------------------------------
Dated:  February 1, 1996            Title:   Treasurer
      ------------------                  ------------------------------------


                                    JOHN HANCOCK ASSET MANAGEMENT
                                    By: /s/ James H. Young
                                        --------------------------------------
                                    Name:   James H. Young
                                         -------------------------------------
Dated:  February 1, 1996            Title:  Secretary
      ------------------                  ------------------------------------


                                    THE BERKELEY FINANCIAL GROUP
                                    By: /s/ Susan S. Newton
                                        --------------------------------------
                                    Name:   Susan S. Newton
                                         -------------------------------------
Dated:  February 2, 1996            Title:  Vice President
      ------------------                  ------------------------------------


                                    NM CAPITAL MANAGEMENT, INC.
                                    By: /s/ Susan S. Newton
                                        --------------------------------------
                                    Name:   Susan S. Newton
                                         -------------------------------------
Dated:  February 2, 1996            Title:  Assistant Secretary
      ------------------                  ------------------------------------

                              PAGE 11 OF 11 PAGES